Exhibit 99.1

Investor Contact:	Media Contact:
Garen Sarafian	Katie Savastano
ir@bauschhealth.com	corporate.communications@bauschhealth.com
(877) 281-6642 (toll free)	(908) 541-3785

BAUSCH HEALTH ANNOUNCES SECOND QUARTER 2024 RESULTS

•Second quarter consolidated revenues of $2.40 billion, up 11% on a Reported and 8% on an Organic (non-GAAP)1 basis
•Consolidated GAAP Net Income Attributable to Bausch Health Companies Inc. of $10 million
•Consolidated Adjusted EBITDA Attributable to Bausch Health Companies Inc. (non-GAAP)1 of $798 million, up 10%
•Raising consolidated full-year Revenue and Adjusted EBITDA (non-GAAP)1 guidance

LAVAL, QC, August 1, 2024 – Bausch Health Companies Inc. (NYSE/TSX: BHC) ("Bausch Health" or the "Company" or "we" or "our") today announced its second quarter 2024 financial results and other key updates from the quarter.

"We continued our momentum in the second quarter, delivering our fifth consecutive quarter of year-over-year growth in revenues and adjusted EBITDA, underscoring the strength of our product and geographic footprint and reinforcing our strategy. We remain focused on advancing our R&D pipeline, strengthening our balance sheet and executing on our commercial strategies to drive growth globally. I'm proud of the hard work and accomplishments of our team, who work tirelessly to improve the health of patients worldwide," said Thomas J. Appio, Chief Executive Officer, Bausch Health.

Second Quarter 2024 Revenue Performance
Total consolidated reported revenues were $2.40 billion for the second quarter of 2024, compared with $2.17 billion in the second quarter of 2023, an increase of $236 million, or 11%. Excluding the impact of foreign exchange of $25 million, acquisitions of $104 million, and divestitures and discontinuations of $14 million, revenue increased by 8% organically1 compared with the second quarter of 2023.

Reported revenues by segment were as follows:

	Three Months Ended June 30,		Reported Change		Change at Constant Currency[1] (Non-GAAP)	Change in Organic Revenue[1] (Non-GAAP)
(in millions)	2024	2023	Amount	Pct.
Total Bausch Health Revenues	$2,403	$2,167	$236	11%	12%	8%

Bausch Health (excl. B+L)	$1,187	$1,132	$55	5%	5%	6%
Salix segment	$558	$557	$1	—%	—%	1%
International segment	$276	$259	$17	7%	5%	6%
Solta Medical segment	$102	$88	$14	16%	19%	19%
Diversified segment	$251	$228	$23	10%	10%	12%
Bausch + Lomb segment	$1,216	$1,035	$181	17%	20%	10%

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1     This is a non-GAAP measure or a non-GAAP ratio. For further information on non-GAAP measures and non-GAAP ratios, please refer to the "Non-GAAP Information" section of this news release. Please also refer to tables at the end of this news release for a reconciliation of this and other non-GAAP measures and ratios to the most directly comparable GAAP measure.

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Salix Segment
Salix segment reported revenues were $558 million for the second quarter of 2024, compared with $557 million for the second quarter of 2023. Excluding the impact of divestitures and discontinuations of $5 million, segment revenues increased 1% on an organic1 basis. Xifaxan® revenues grew 10% compared with the second quarter of 2023, which was offset by declines in Relistor®, Trulance®, and certain non-promoted products.

International Segment
International segment reported revenues were $276 million for the second quarter of 2024, compared with $259 million for the second quarter of 2023, an increase of $17 million, or 7%. Excluding the impact of foreign exchange of $5 million and divestitures and discontinuations of $3 million, segment revenues increased organically1 by 6% compared with the second quarter of 2023, led by double-digit growth in Canada and solid growth in Latin America.

Solta Medical Segment
Solta Medical segment reported revenues were $102 million for the second quarter of 2024, compared with $88 million in the second quarter of 2023, an increase of $14 million, or 16%, which was driven by growth in Asia-Pacific, led by South Korea. Excluding the impact of foreign exchange of $3 million, segment revenues increased organically1 by 19% compared with the second quarter of 2023.

Diversified Segment
Diversified segment reported revenues were $251 million for the second quarter of 2024, compared with $228 million for the second quarter of 2023, an increase of $23 million, or 10%. Excluding the impact of divestitures and discontinuations of $4 million, segment revenues increased 12% on an organic1 basis, primarily attributable to increases in sales in Dermatology and Neurology.

Bausch + Lomb Segment
Bausch + Lomb segment reported revenues were $1,216 million for the second quarter of 2024, compared with $1,035 million for the second quarter of 2023, an increase of $181 million, or 17%. Excluding the impact of foreign exchange of $27 million, acquisitions of $104 million and divestitures and discontinuations of $2 million, the Bausch + Lomb segment revenues increased organically1 by 10% compared with the second quarter of 2023, driven by increases across all business units.

Consolidated Operating Income
Consolidated operating income was $389 million for the second quarter of 2024, compared with $412 million for the second quarter of 2023, a decrease of $23 million. The change was primarily due to higher selling and advertising and promotion expenses, which offset the effect of higher revenues and associated gross profit.

Consolidated Net Income Attributable to Bausch Health
Consolidated net income attributable to Bausch Health for the second quarter of 2024 was $10 million, compared with $26 million for the second quarter of 2023, a decrease of $16 million, primarily due to the decrease in operating income and higher interest expense, partially offset by a gain on extinguishment of debt of $12 million recorded in the second quarter of 2024.

Consolidated adjusted net income attributable to Bausch Health (non-GAAP)1 for the second quarter of 2024 was $328 million, compared with $300 million for the second quarter of 2023, an increase of $28 million, primarily due to higher revenues and gross profit, partially offset by higher selling and advertising and promotion expenses, and higher interest expense.

Consolidated Earnings Per Share Attributable to Bausch Health
Consolidated GAAP earnings per share attributable to Bausch Health for the second quarter of 2024 was $0.03, compared with $0.07 for the second quarter of 2023.

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Consolidated Adjusted EBITDA Attributable to Bausch Health (non-GAAP)1
Consolidated adjusted EBITDA attributable to Bausch Health (non-GAAP)1 was $798 million for the second quarter of 2024, compared to $727 million for the second quarter of 2023, an increase of $71 million, or 10%.

Consolidated Cash Provided by Operating Activities
The Company generated $380 million of cash from operating activities in the second quarter of 2024 compared with $206 million in the second quarter of 2023. The increase in cash flow reflected improved operating results as discussed above as well as favorable working capital changes.

Balance Sheet Highlights as of June 30, 2024:
•Consolidated cash and cash equivalents of $595 million.
•Bausch Health (excl. B+L) had availability under its 2027 revolving credit facility of approximately $950 million and Bausch + Lomb had availability of approximately $120 million under its revolving credit facility.
•Bausch Health (excl. B+L) has an accounts receivable credit facility which provides for up to $600 million of availability, subject to certain borrowing base tests, $300 million of which was drawn as of June 30, 2024.
•Bausch Health is focused on strengthening its balance sheet, including evaluating and utilizing, as appropriate, various tools and strategies to further reduce the company's outstanding debt and enhance its debt maturity profile.

Xifaxan® Intellectual Property Update

On April 11, 2024, the U.S. Court of Appeals for the Federal Circuit affirmed the decision of the U.S. District Court for the District of Delaware in the first lawsuit against Norwich Pharmaceuticals Inc ("Norwich"). In its ruling, the Federal Court affirmed the denial of Norwich’s motion for modification of the district court’s final order. Both the Company’s and Norwich’s subsequent petitions for rehearing or rehearing en banc were denied. As a result, the FDA cannot approve Norwich’s first abbreviated new drug application (“ANDA”) for Xifaxan® (rifaximin) 550 mg tablets until October 2029.

Since the district court’s ruling in the first Norwich lawsuit, the Company received additional patents related to Xifaxan® 550 mg that protect the innovative treatment of IBS-D.

On June 20, 2024, the Company filed a second patent infringement lawsuit in the U.S. District Court for the District of New Jersey against Norwich. The lawsuit was filed in connection with a Notice of Paragraph IV Certification received from Norwich related to an amended ANDA requesting approval to market a generic version of Xifaxan® 550 mg for the treatment of IBS-D.

On April 5, 2024, the Company filed a patent infringement lawsuit in the U.S. District Court for the District of New Jersey against Amneal Pharmaceuticals (“Amneal”). The lawsuit was filed in connection with a Notice of Paragraph IV Certification received from Amneal related to an ANDA requesting approval to market a generic version of Xifaxan® 550 mg for the treatment of IBS-D.

The Company will continue to vigorously defend its intellectual property.

Bausch Health (excl. B+L) R&D Update

•Amiselimod (S1P modulator): once-daily oral treatment of mild to moderate ulcerative colitis
▪Hosted a Podium Presentation at Digestive Disease Week 2024 Conference on May 19

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▪Draft protocol for Phase 3 trial for moderate to severe UC patients submitted to the U.S. Food and Drug Administration (“FDA”); plans to meet with EMEA authorities in the second half of the year
▪Evaluating a Phase 2 study for Crohn's disease

•RED-C: prevention and delay of first episode of hepatic encephalopathy
▪Both global Phase 3 studies are in the treatment phase

•Clear + Brilliant® Touch: fractionated laser device for skin rejuvenation
▪Approved in Australia and the Philippines in the second quarter
▪Planned regulatory submissions on track for Europe, Canada, and Asia Pacific markets in 2024

•Next Generation Fraxel®: fractionated laser device for skin resurfacing
▪FDA submission complete; approval could occur in the second half of 2024

2024 Financial Outlook

The Company raised its consolidated full-year Revenue and Adjusted EBITDA (non-GAAP)1 guidance:

Current Guidance (as of August 1, 2024)
	BHC	BHC (excl. B+L)	B+L

Revenues (in Billions)	$9.400 - $9.650	$4.700 - $4.850	$4.700 - $4.800
Organic[1] growth vs. Prior Year		2%-5%
Adjusted EBITDA[1] (in Billions)	$3.21 - $3.36	$2.36 - $2.46	$0.85 - $0.90

Other than with respect to GAAP revenues, the Company only provides guidance on a non-GAAP basis. The Company does not provide a reconciliation of forward-looking Adjusted EBITDA (non-GAAP)1 to GAAP net income (loss), due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliation. Because deductions (such as restructuring, gain or loss on extinguishment of debt and litigation and other matters) used to calculate projected net income (loss) vary dramatically based on actual events, the Company is not able to forecast on a GAAP basis with reasonable certainty all deductions needed in order to provide a GAAP calculation of projected net income (loss) at this time. The amount of these deductions may be material and, therefore, could result in projected GAAP net income (loss) being materially less than projected Adjusted EBITDA (non-GAAP)1. These statements represent forward-looking information and may represent a financial outlook, and actual results may vary. Please see the risks and assumptions referred to in the “Forward-looking Statements” section of this news release. The guidance in this news release is only effective as of the date it is given and will not be updated or affirmed unless and until the Company publicly announces updated or affirmed guidance.

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Conference Call Details

Date:	Thursday, August 1, 2024

Time:	8:00 a.m. ET

Webcast:	http://ir.bauschhealth.com/events-and-presentations

A replay of the conference call will be available on the investor relations website.

About Bausch Health
Bausch Health Companies Inc. (NYSE/TSX: BHC) is a global diversified pharmaceutical company enriching lives through our relentless drive to deliver better health care outcomes. We develop, manufacture and market a range of products primarily in gastroenterology, hepatology, neurology, dermatology, medical aesthetic devices, international pharmaceuticals and eye health, through our controlling interest in Bausch + Lomb. Our ambition is to be a globally integrated healthcare company, trusted and valued by patients, HCPs, employees and investors. For more information, visit www.bauschhealth.com and connect with us on Twitter and LinkedIn.

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Forward-looking Statements
This news release contains forward-looking information and statements, within the meaning of applicable securities laws (collectively, “forward-looking statements”), including, but not limited to, statements relating to the Company’s: future prospects and performance, financial guidance, research and development efforts and anticipated timing or results thereof, proposed plan to separate its eye health business, including the timing thereof, management of its balance sheet, generation of cash, ability to launch and commercialize new products, including the timing of regulatory processes with respect to the Company’s product pipeline, ability to enforce and defend its Xifaxan® intellectual property rights, ability to execute its growth strategies generally, and other corporate and strategic transactions. Forward-looking statements may generally be identified by the use of the words “anticipates,” “hopes,” “expects,” “intends,” “plans,” “should,” “could,” “would,” “may,” “believes,” “estimates,” “potential,” “target,” or “continue” and positive and negative variations or similar expressions, and phrases or statements that certain actions, events or results may, could, should or will be achieved, received or taken, or will occur or result, and similar such expressions also identify forward-looking information. These forward-looking statements, including the full-year guidance, are based upon the current expectations and beliefs of management. The Company’s 2024 financial outlook and full-year guidance are included to provide further information about management’s expectations about the Company’s future business operations, activities and results and may not be appropriate for other purposes.

These forward-looking statements are subject to certain factors, risks and uncertainties that could cause actual results to differ materially from those described in these forward-looking statements. These factors, risks and uncertainties include, but are not limited to the following: the impact of current market and economic conditions in one or more of the Company’s markets; the impact of inflation and other macroeconomic factors on the Company’s business and operations; the ability to complete the separation of Bausch + Lomb, including the timing and structure thereof, and to achieve the expected benefits thereof, and other risks and uncertainties relating to such separation, including actual and potential litigation related thereto; uncertainty of commercial success for new and existing products; challenges to patents; challenges to the Company’s ability to enforce and defend against challenges to its patents; the impact of patent expirations and the ability of the Company to successfully execute strategic plans; compliance with legal and regulatory requirements; our substantial debt and current and future debt service obligations; and other factors, risks and uncertainties discussed in the Company’s most recent annual and quarterly reports and detailed from time to time in the Company’s other filings with the U.S. Securities and Exchange Commission and the Canadian Securities Administrators, which factors, risks and uncertainties are incorporated herein by reference.

Additional information regarding certain of these material factors and assumptions may be found in the Company’s filings described above. The Company believes that the material factors and assumptions reflected in these forward-looking statements are reasonable in the circumstances, but readers are cautioned not to place undue reliance on any of these forward-looking statements. These forward-looking statements speak only as of the date hereof. Bausch Health undertakes no obligation to update any of these forward-looking statements to reflect events or circumstances after the date of this news release or to reflect actual outcomes, unless required by law.

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Non-GAAP Information
To supplement the financial measures prepared in accordance with U.S. generally accepted accounting principles (GAAP), the Company uses certain non-GAAP financial measures and non-GAAP ratios to provide supplemental information to readers. Management uses these non-GAAP measures and ratios as key metrics in the evaluation of the Company’s performance and the consolidated financial results and, in part, in the determination of cash bonuses for its executive officers. The Company believes these non-GAAP measures and ratios are useful to investors in their assessment of our operating performance. In addition, these non-GAAP measures and ratios address questions the Company routinely receives from analysts and investors, and in order to assure that all investors have access to similar data, the Company has determined that it is appropriate to make this data available to all investors.
However, these measures and ratios are not prepared in accordance with GAAP nor do they have any standardized meaning under GAAP. In addition, other companies may use similarly titled non-GAAP financial measures and ratios that are calculated differently from the way we calculate such measures and ratios. Accordingly, our non-GAAP financial measures and ratios may not be comparable to such similarly titled non-GAAP financial measures and ratios used by other companies. We caution investors not to place undue reliance on such non-GAAP measures and ratios, but instead to consider them with the most directly comparable GAAP measures and ratios. Non-GAAP financial measures and ratios have limitations as analytical tools and should not be considered in isolation. They should be considered as a supplement to, not a substitute for, or superior to, the corresponding measures calculated in accordance with GAAP.

The reconciliations of these historic non-GAAP financial measures and ratios to the most directly comparable financial measures and ratios calculated and presented in accordance with GAAP are shown in the tables below. However, as indicated above, for guidance purposes, the Company does not provide reconciliations of projected Adjusted EBITDA (non-GAAP) to projected GAAP Net income (loss), due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliations.
Specific Non-GAAP Measures
Adjusted EBITDA (non-GAAP) and Adjusted EBITDA attributable to Bausch Health (non-GAAP)

Adjusted EBITDA (non-GAAP) is Net income (loss) (its most directly comparable GAAP financial measure) adjusted for interest expense, net, (Benefit from) provision for income taxes, depreciation and amortization and certain other items described below. Adjusted EBITDA attributable to Bausch Health (non-GAAP) is Adjusted EBITDA (non-GAAP) further adjusted to exclude the Adjusted EBITDA attributable to noncontrolling interest (non-GAAP) as defined below.
Management believes that Adjusted EBITDA (non-GAAP) and Adjusted EBITDA attributable to Bausch Health (non-GAAP), along with the GAAP measures used by management, most appropriately reflect how the Company measures the business internally and sets operational goals and incentives. In particular, the Company believes that these metrics focus management of the Company’s underlying operational results and business performance. As a result, the Company uses these metrics to assess the financial performance of the Company and to forecast future results as part of its guidance. Management believes these metrics are a useful measure to evaluate current performance. These metrics are intended to show our unleveraged, pre-tax operating results and therefore reflects our financial performance based on operational factors. In addition, cash bonuses for the Company’s executive officers and other key employees are based, in part, on the achievement of certain Adjusted EBITDA (non-GAAP) targets.
Adjusted EBITDA (non-GAAP) is Net income (loss) (its most directly comparable GAAP financial measure) adjusted for interest expense, net, (Benefit from) provision for income taxes, depreciation and amortization and the following items:

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•Goodwill impairments: The Company excludes the impact of goodwill impairments. When the Company has made acquisitions where the consideration paid was in excess of the fair value of the net assets acquired, the remaining purchase price is recorded as goodwill. For assets that we developed ourselves, no goodwill is recorded. Goodwill is not amortized but is tested for impairment. The amount of goodwill impairment is measured as the excess of a reporting unit’s carrying value over its fair value. Management excludes these charges in measuring the performance of the Company and the business.
•Asset impairments: The Company has excluded the impact of impairments of finite-lived and indefinite-lived intangible assets, as well as impairments of assets held for sale, as such amounts are inconsistent in amount and frequency and are significantly impacted by the timing and/or size of acquisitions and divestitures. The Company believes that the adjustments of these items correlate with the sustainability of the Company’s operating performance. Although the Company excludes impairments of intangible assets and assets held for sale from measuring the performance of the Company and the business, the Company believes that it is important for investors to understand that intangible assets contribute to revenue generation.
•Restructuring, integration and transformation costs: The Company has incurred restructuring costs as it implemented certain strategies, which involved, among other things, improvements to its infrastructure and operations, internal reorganizations and impacts from the divestiture of assets and businesses. With regard to infrastructure and operational improvements which the Company has taken to improve efficiencies in the businesses and facilities, these tend to be costs intended to right size the business or organization that fluctuate significantly between periods in amount, size and timing, depending on the improvement project, reorganization or transaction. Additionally, with the completion of the B+L IPO, as the Company prepares for post-separation operations, the Company is launching certain transformation initiatives that will result in certain changes to and investment in its organizational structure and operations. These transformation initiatives arise outside of the ordinary course of continuing operations and, as is the case with the Company’s restructuring efforts, costs associated with these transformation initiatives are expected to fluctuate between periods in amount, size and timing. These out-of-the-ordinary-course charges include third-party advisory costs, as well as certain severance-related costs (including the severance costs associated with the departure of Bausch + Lomb’s former CEO). Investors should understand that the outcome of these transformation initiatives may result in future restructuring actions and certain of these charges could recur. The Company believes that the adjustments of these items provide supplemental information with regard to the sustainability of the Company’s operating performance, allow for a comparison of the financial results to historical operations and forward-looking guidance and, as a result, provide useful supplemental information to investors.
•Acquisition-related costs and adjustments (excluding amortization of intangible assets): The Company has excluded the impact of acquisition-related costs and fair value inventory step-up resulting from acquisitions as the amounts and frequency of such costs and adjustments are not consistent and are significantly impacted by the timing and size of its acquisitions. In addition, the Company excludes acquisition-related contingent consideration non-cash adjustments due to the inherent uncertainty and volatility associated with such amounts based on changes in assumptions with respect to fair value estimates, and the amount and frequency of such adjustments are not consistent and are significantly impacted by the timing and size of the Company’s acquisitions, as well as the nature of the agreed-upon consideration.
•Gain (loss) on extinguishment of debt: The Company has excluded gain (loss) on extinguishment of debt as this represents a gain or loss from refinancing our existing debt and is not a reflection of our operations for the period. Further, the amount and frequency of such amounts are not consistent and are significantly impacted by the timing and size of debt financing transactions and other factors in the debt market out of management’s control.

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•Share-based compensation: The Company has excluded costs relating to share-based compensation. The Company believes that the exclusion of share-based compensation expense assists investors in the comparisons of operating results to peer companies. Share-based compensation expense can vary significantly based on the timing, size and nature of awards granted.
•Separation costs and separation-related costs: The Company has excluded certain costs incurred in connection with activities regarding the separation of the eye-health business. Separation costs are incremental costs directly related to effectuating the separation of the eye-health business, and include, but are not limited to, legal, audit and advisory fees. Separation-related costs are incremental costs indirectly related to the separation of the eye-health business and include, but are not limited to, rebranding costs and costs associated with facility relocation and/or modification. As these costs arise from events outside of the ordinary course of continuing operations, the Company believes that the adjustments of these items provide supplemental information with regard to the sustainability of the Company’s operating performance, allow for a comparison of the financial results to historical operations and forward-looking guidance and, as a result, provide useful supplemental information to investors.
•Other adjustments: The Company has excluded certain other amounts, including legal and other professional fees incurred in connection with legal and governmental proceedings, investigations and information requests regarding certain of our legacy distribution, marketing, pricing, disclosure and accounting practices, litigation and other matters, and net (gain) loss on sale of assets or other disposition of assets. Given the unique nature of the matters relating to these costs, the Company believes these items are not normal operating expenses. For example, legal settlements and judgments vary significantly, in their nature, size and frequency, and, due to this volatility, the Company believes the costs associated with legal settlements and judgments are not normal operating expenses. In addition, as opposed to more ordinary course matters, the Company considers that each of the recent proceedings, investigations and information requests, given their nature and frequency, are outside of the ordinary course and relate to unique circumstances. The Company has also excluded IT infrastructure investments that are the result of other, non-comparable events to measure operating performance. These events arise outside of the ordinary course of continuing operations. The Company has also excluded certain other costs, including professional fees associated with contemplated, but not completed, strategic transactions. The Company excluded these costs as the consideration of such matters are outside of the ordinary course of continuing operations and are infrequent in nature. The Company believes that the exclusion of such out-of-the-ordinary-course amounts provides supplemental information to assist in the comparison of the financial results of the Company from period to period and, therefore, provides useful supplemental information to investors. However, investors should understand that many of these costs could recur and that companies in our industry often face litigation.

Adjusted EBITDA attributable to Bausch Health (non-GAAP) is Adjusted EBITDA (non-GAAP) further adjusted to exclude the Adjusted EBITDA attributable to noncontrolling interest (non-GAAP). Adjusted EBITDA attributable to noncontrolling interest (non-GAAP) is Net income (loss) attributable to noncontrolling interest (its most directly comparable GAAP financial measure) adjusted for the portion of the adjustments described above attributable to noncontrolling interest.

Adjusted Net Income (non-GAAP) and Adjusted Net Income attributable to Bausch Health (non-GAAP)
Adjusted net income (non-GAAP) is Net income (its most directly comparable GAAP financial measure), adjusted for asset impairments, goodwill impairments, restructuring, integration and transformation costs, acquisition-related costs and adjustments (excluding amortization of intangible assets), gain (loss) on extinguishment of debt, separation costs and separation-related costs and other non-GAAP adjustments as

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these adjustments are described above, and amortization of intangible assets and acquisition-related costs and adjustments excluding amortization of intangible assets, as described below:

•Amortization of intangible assets: The Company has excluded the impact of amortization of intangible assets, as such amounts are inconsistent in amount and frequency and are significantly impacted by the timing and/or size of acquisitions. The Company believes that the adjustments of these items correlate with the sustainability of the Company’s operating performance. Although the Company excludes the amortization of intangible assets from its non-GAAP expenses, the Company believes that it is important for investors to understand that such intangible assets contribute to revenue generation. Amortization of intangible assets that relate to past acquisitions will recur in future periods until such intangible assets have been fully amortized. Any future acquisitions may result in the amortization of additional intangible assets.
•Acquisition-related costs and adjustments excluding amortization of intangible assets: In addition to the acquisition-related costs and adjustments as described above, the Company has excluded the expense directly attributable to one-time commitment and structuring fees related to a bridge loan facility put in place prior to the acquisition of XIIDRA and certain other ophthalmology assets. The Company excluded these costs as they are outside of the ordinary course of continuing operations and are infrequent in nature. The Company believes that the exclusion of such out-of-the-ordinary-course amounts provides supplemental information to assist in the comparison of the financial results of the Company from period to period and, therefore, provides useful supplemental information to investors.
Adjusted net income attributable to Bausch Health (non-GAAP) is Adjusted net income (non-GAAP) further adjusted to exclude the Adjusted net income attributable to noncontrolling interest (non-GAAP). Adjusted net income attributable to noncontrolling interest (non-GAAP) is Net income attributable to noncontrolling interest (its most directly comparable GAAP financial measure) adjusted for the portion of the adjustments described above attributable to noncontrolling interest.

Historically, management has used Adjusted net income (loss) (non-GAAP) for strategic decision making, forecasting future results and evaluating current performance. This non-GAAP measure excludes the impact of certain items (as described above) that may obscure trends in the Company’s underlying performance. By disclosing this non-GAAP measure, it is management’s intention to provide investors with a meaningful, supplemental comparison of the Company’s operating results and trends for the periods presented. Management believes that this measure is also useful to investors as such measure allows investors to evaluate the Company’s performance using the same tools that management uses to evaluate past performance and prospects for future performance. Accordingly, the Company believes that Adjusted net income (non-GAAP) is useful to investors in their assessment of the Company’s operating performance. It is also noted that, in recent periods, our GAAP Net income (loss) was significantly lower than our Adjusted net income (non-GAAP).

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Organic Revenue (non-GAAP) and Change in Organic Revenue (non-GAAP)

Organic revenue (non-GAAP) and Change in organic revenue (non-GAAP), are defined as GAAP Revenue and change in GAAP Revenue (the most directly comparable GAAP financial measures), adjusted for changes in foreign currency exchange rates (if applicable) and excluding the impact of recent acquisitions, divestitures and discontinuations, as defined below. Organic revenue (non-GAAP) is impacted by changes in product volumes and price. The price component is made up of two key drivers: (i) changes in product gross selling price and (ii) changes in sales deductions. The Company uses organic revenue (non-GAAP) and change in organic revenue (non-GAAP) to assess performance of its reportable segments, and the Company in total. The Company believes that providing these non-GAAP measures is useful to investors as they provide a supplemental period-to-period comparison.
The adjustments to GAAP Revenue to determine Organic Revenue (non-GAAP) and Change in Organic Revenue (non-GAAP) are as follows:

•Foreign currency exchange rates: Although changes in foreign currency exchange rates are part of our business, they are not within management’s control. Changes in foreign currency exchange rates, however, can mask positive or negative trends in the business. The impact of changes in foreign currency exchange rates is determined as the difference in the current period reported revenues at their current period currency exchange rates and the current period reported revenues revalued using the monthly average currency exchange rates during the comparable prior period.
•Acquisitions, divestitures and discontinuations: In order to present period-over-period organic revenue (non-GAAP) growth/change on a comparable basis, revenues associated with acquisitions, divestitures and discontinuations are adjusted to include only revenues from those businesses and assets owned during both periods. Accordingly, organic revenue and change in organic revenue exclude from the current period, revenues attributable to each acquisition for twelve months subsequent to the day of acquisition, as there are no revenues from those businesses and assets included in the comparable prior period. Organic revenue and change in organic revenue exclude from the prior period, all revenues attributable to each divestiture and discontinuance during the twelve months prior to the day of divestiture or discontinuance, as there are no revenues from those businesses and assets included in the comparable current period.

Constant Currency
Changes in the relative values of non-U.S. currencies to the U.S. dollar may affect the Company’s financial results and financial position. To assist investors in evaluating the Company’s performance, we have adjusted for the effects of changes in foreign currencies. The impact of changes in foreign currency exchange rates is determined by comparing the current period reported revenues at their current period currency exchange rates and the current period reported revenues revalued using the monthly average currency exchange rates during the comparable prior period.

Please also see the reconciliation tables below for further information as to how these non-GAAP measures and ratios are calculated for the periods presented.

FINANCIAL TABLES FOLLOW

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Bausch Health Companies Inc.				Table 1
Condensed Consolidated Statements of Operations
For the Three and Six Months Ended June 30, 2024 and 2023
(unaudited)
	Three Months Ended		Six Months Ended
	June 30,		June 30,
(in millions)	2024	2023	2024	2023
Revenues
Product sales	$2,379	$2,146	$4,508	$4,068
Other revenues	24	21	48	43
	2,403	2,167	4,556	4,111
Expenses
Cost of goods sold (excluding amortization and impairments of intangible assets)	708	640	1,336	1,212
Cost of other revenues	11	9	23	19
Selling, general and administrative	832	711	1,626	1,436
Research and development	156	156	307	299
Amortization of intangible assets	270	269	544	542
Asset impairments	5	37	6	50
Restructuring, integration and separation costs	12	16	24	26
Other expense (income), net	20	(83)	20	(60)
	2,014	1,755	3,886	3,524
Operating income	389	412	670	587
Interest income	8	7	17	13
Interest expense	(350)	(319)	(705)	(626)
Gain on extinguishment of debt	12	—	23	—
Foreign exchange and other	(11)	(21)	(26)	(31)
Income (loss) before income taxes	48	79	(21)	(57)
Provision for income taxes	(49)	(52)	(57)	(125)
Net (loss) income	(1)	27	(78)	(182)
Net loss (income) attributable to noncontrolling interest	11	(1)	24	7
Net income (loss) attributable to Bausch Health Companies Inc.	$10	$26	$(54)	$(175)

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Bausch Health Companies Inc.				Table 2
Reconciliation of GAAP Net (Loss) Income to Adjusted Net Income (non-GAAP)
For the Three and Six Months Ended June 30, 2024 and 2023
(unaudited)
	Three Months Ended		Six Months Ended
	June 30,		June 30,
(in millions)	2024	2023	2024	2023
Net (loss) income	$(1)	$27	$(78)	$(182)
Non-GAAP adjustments: (a)
Amortization of intangible assets	270	269	544	542
Asset impairments	5	37	6	50
Restructuring, integration and transformation costs	26	27	45	54
Acquisition-related costs and adjustments (excluding amortization of intangible assets)	17	(14)	35	17
Gain on extinguishment of debt	(12)	—	(23)	—
IT infrastructure investment	10	7	20	14
Separation costs and separation-related costs	4	7	10	14
Legal and other professional fees	8	10	14	13
(Gain) loss on sale of assets, net	(1)	1	(5)	1
Litigation and other matters, net of insurance recoveries	21	(71)	27	(79)
Other	4	7	11	7
Tax effect of non-GAAP adjustments	(17)	4	(48)	53
Total non-GAAP adjustments	335	284	636	686
Adjusted net income (non-GAAP)	334	311	558	504
Adjusted net income attributable to noncontrolling interest (non-GAAP)	(6)	(11)	(9)	(13)
Adjusted net income attributable to Bausch Health Companies Inc. (non-GAAP)	$328	$300	$549	$491
(a) The components of and further details respecting each of these non-GAAP adjustments and the financial statement line item to which each component relates can be found on Table 2a.

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Bausch Health Companies Inc.			Table 2a
Reconciliation of GAAP to Non-GAAP Financial Information
For the Three and Six Months Ended June 30, 2024 and 2023
(unaudited)
	Three Months Ended		Six Months Ended
	June 30,		June 30,
(in millions)	2024	2023	2024	2023
Cost of goods sold reconciliation:
GAAP Cost of goods sold (excluding amortization and impairments of intangible assets)	$708	$640	$1,336	$1,212
Fair value inventory step-up resulting from acquisitions (a)	(20)	—	(40)	—
Adjusted cost of goods sold (excluding amortization and impairments of intangible assets) (non-GAAP)	$688	$640	$1,296	$1,212
Selling, general and administrative reconciliation:
GAAP Selling, general and administrative	$832	$711	$1,626	$1,436
IT infrastructure investment (b)	(10)	(7)	(20)	(14)
Legal and other professional fees (c)	(8)	(10)	(14)	(13)
Separation-related costs (d)	(3)	(7)	(8)	(13)
Transformation costs (e)	(15)	(11)	(22)	(29)
Adjusted selling, general and administrative (non-GAAP)	$796	$676	$1,562	$1,367
Research and development reconciliation:
GAAP Research and development	$156	$156	$307	$299
Separation-related costs (d)	—	—	(1)	—
Adjusted research and development (non-GAAP)	$156	$156	$306	$299
Amortization of intangible assets reconciliation:
GAAP Amortization of intangible assets	$270	$269	$544	$542
Amortization of intangible assets (f)	(270)	(269)	$(544)	(542)
Adjusted amortization of intangible assets (non-GAAP)	$—	$—	$—	$—
Asset impairments:
GAAP Asset impairments	$5	$37	$6	$50
Asset impairments (g)	(5)	(37)	(6)	(50)
Adjusted asset impairments (non-GAAP)	$—	$—	$—	$—
Restructuring, integration and separation costs reconciliation:
GAAP Restructuring, integration and separation costs	$12	$16	$24	$26
Restructuring and integration costs (e)	(11)	(16)	(23)	(25)
Separation costs (d)	(1)	—	(1)	(1)
Adjusted restructuring, integration and separation costs (non-GAAP)	$—	$—	$—	$—

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Bausch Health Companies Inc.			Table 2a (continued)
Reconciliation of GAAP to Non-GAAP Financial Information
For the Three and Six Months Ended June 30, 2024 and 2023
(unaudited)
	Three Months Ended		Six Months Ended
	June 30,		June 30,
(in millions)	2024	2023	2024	2023
Other expense (income), net reconciliation:
GAAP Other expense (income), net	$20	$(83)	$20	$(60)
Litigation and other matters, net of insurance recoveries (h)	(21)	71	(27)	79
Acquisition-related contingent consideration (a)	4	17	6	(14)
Gain (loss) on sale of assets, net (i)	1	(1)	5	(1)
Acquisition-related costs (j)	(1)	(3)	(1)	(3)
Adjusted other expense, net (non-GAAP)	$3	$1	$3	$1
Gain on extinguishment of debt reconciliation:
GAAP Gain on extinguishment of debt	$12	$—	$23	$—
Gain on extinguishment of debt (k)	(12)	—	(23)	—
Adjusted gain on extinguishment of debt (non-GAAP)	$—	$—	$—	$—
Foreign exchange and other reconciliation:
GAAP Foreign exchange and other	$(11)	$(21)	$(26)	$(31)
Other (l)	(4)	(7)	(11)	(7)
Adjusted foreign exchange and other (non-GAAP)	$(15)	$(28)	$(37)	$(38)
Provision for income taxes reconciliation:
GAAP Provision for income taxes	$(49)	$(52)	$(57)	$(125)
Tax effect of non-GAAP adjustments (m)	(17)	4	(48)	53
Adjusted provision for income taxes (non-GAAP)	$(66)	$(48)	$(105)	$(72)
Net loss (income) attributable to noncontrolling interest reconciliation:
GAAP Net loss (income) attributable to noncontrolling interest	$11	$(1)	$24	$7
Noncontrolling interest portion of amortization of intangible assets (n)	(9)	(6)	(17)	(12)
Noncontrolling interest portion of all other adjustments (n)	(8)	(4)	(16)	(8)
Adjusted net income attributable to noncontrolling interest (non-GAAP)	$(6)	$(11)	$(9)	$(13)

(a) Represents the two components of the non-GAAP adjustment of “Acquisition-related costs and adjustments (excluding amortization of intangible assets)” (see Table 2).
(b) Represents the sole component of the non-GAAP adjustment of “IT infrastructure investment” (see Table 2).
(c) Represents the sole component of the non-GAAP adjustment of “Legal and other professional fees” (see Table 2).
(d) Represents the two components of the non-GAAP adjustment of “Separation costs and separation-related costs” (see Table 2).
(e)    Represents the two components of the non-GAAP adjustment of “Restructuring, integration and transformation costs” (see table 2).
(f)    Represents the sole component of the non-GAAP adjustment of “Amortization of intangible assets” (see Table 2).
(g)    Represents the sole component of the non-GAAP adjustment of “Asset impairments” (see Table 2).
(h)    Represents the sole component of the non-GAAP adjustment of “Litigation and other matters, net of insurance recoveries” (see Table 2).
(i)    Represents the sole component of the non-GAAP adjustment of “Gain (loss) on sale of assets, net” (see Table 2).
(j)    Represents the sole component of the non-GAAP adjustment of “Acquisition-related costs” (see Table 2).
(k) Represents the sole component of the non-GAAP adjustment of “Gain on extinguishment of debt” (see Table 2).
(l)    Represents the sole component of the non-GAAP adjustment of “Foreign exchange and other” (see Table 2).
(m)    Represents the sole component of the non-GAAP adjustment of “Tax effect of non-GAAP adjustments” (see Table 2).
(n)    Represents the portion of the non-GAAP adjustments above attributable to noncontrolling interest (see Table 2).

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Bausch Health Companies Inc.			Table 2b
Reconciliation of GAAP Net (Loss) Income to Adjusted EBITDA (non-GAAP)
For the Three and Six Months Ended June 30, 2024 and 2023
(unaudited)
	Three Months Ended		Six Months Ended
	June 30,		June 30,
(in millions)	2024	2023	2024	2023
Net (loss) income	$(1)	$27	$(78)	$(182)
Interest expense, net	342	312	688	613
Provision for income taxes	49	52	57	125
Depreciation and amortization	318	315	638	634
EBITDA	708	706	1,305	1,190
Adjustments:
Asset impairments	5	37	6	50
Restructuring, integration and transformation costs	26	27	45	54
Acquisition-related costs and adjustments (excluding amortization of intangible assets)	17	(14)	35	17
Gain on extinguishment of debt	(12)	—	(23)	—
Share-based compensation	36	33	69	74
Separation costs and separation-related costs	4	7	10	14
Other adjustments:
Litigation and other matters, net of insurance recoveries	21	(71)	27	(79)
IT infrastructure investment	10	7	20	14
Legal and other professional fees (a)	8	10	14	13
(Gain) loss on sale of assets, net	(1)	1	(5)	1
Other	4	7	11	7
Adjusted EBITDA (non-GAAP)	826	750	1,514	1,355
Adjusted EBITDA attributable to noncontrolling interest (non-GAAP) (b)	(28)	(23)	(51)	(40)
Adjusted EBITDA attributable to Bausch Health Companies Inc. (non-GAAP)	$798	$727	$1,463	$1,315

(a) Legal and other professional fees incurred during the three and six months ended June 30, 2024 and 2023 in connection with recent legal and governmental proceedings, investigations and information requests related to, among other matters, our distribution, marketing, pricing, disclosure and accounting practices.
(b) Adjusted EBITDA attributable to noncontrolling interest (non-GAAP) is Net loss (income) attributable to noncontrolling interest adjusted for the noncontrolling interest portion of the adjustments above as follows:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(in millions)	2024	2023	2024	2023
Net loss (income) attributable to noncontrolling interest	$11	$(1)	$24	$7
Noncontrolling interest portion of adjustments for:
Interest expense, net	(12)	(6)	(23)	(12)
Depreciation and amortization	(13)	(10)	(25)	(20)
All other adjustments	(14)	(6)	(27)	(15)
Adjusted EBITDA attributable to noncontrolling interest (non-GAAP)	$(28)	$(23)	$(51)	$(40)

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Bausch Health Companies Inc.										Table 3a
Organic Growth (non-GAAP) - by Segment
For the Three Months Ended June 30, 2024 and 2023
(unaudited)
	Calculation of Organic Revenue for the Three Months Ended
	June 30, 2024				June 30, 2023			Change in GAAP Revenues		Change in Organic Revenue
	Revenue as Reported	Changes in Exchange Rates (a)	Acquisitions	Organic Revenue (Non-GAAP) (b)	Revenue as Reported	Divestitures and Discontinuations	Organic Revenue (Non-GAAP) (b)
(in millions)								Amount	Pct.	Amount	Pct.
Bausch Health (excl. B+L)
Salix	$558	$—	$—	$558	$557	$(5)	$552	$1	—%	$6	1%

International	276	(5)	—	271	259	(3)	256	17	7%	15	6%

Solta Medical	102	3	—	105	88	—	88	14	16%	17	19%

Diversified
Neuro	128	—	—	128	115	—	115	13	11%	13	11%
Dermatology	74	—	—	74	61	(2)	59	13	21%	15	25%
Generics	24	—	—	24	27	(2)	25	(3)	(11)%	(1)	(4)%
Dentistry	25	—	—	25	25	—	25	—	—%	—	—%
Total Diversified	251	—	—	251	228	(4)	224	23	10%	27	12%

Bausch Health (excl. B+L) revenues	1,187	(2)	—	1,185	1,132	(12)	1,120	55	5%	65	6%

Bausch + Lomb
Vision Care	697	20	(15)	702	646	—	646	51	8%	56	9%
Surgical	209	4	—	213	195	—	195	14	7%	18	9%
Pharmaceuticals	310	3	(89)	224	194	(2)	192	116	60%	32	16%
Total Bausch + Lomb revenues	1,216	27	(104)	1,139	1,035	(2)	1,033	181	17%	106	10%

Total Bausch Health Companies Inc. revenues	$2,403	$25	$(104)	$2,324	$2,167	$(14)	$2,153	$236	11%	$171	8%

(a) The impact for changes in foreign currency exchange rates is determined as the difference in the current period reported revenues at their current period currency exchange rates and the current period reported revenues revalued using the monthly average currency exchange rates during the comparable prior period.
(b) To supplement the financial measures prepared in accordance with GAAP, the Company uses certain non-GAAP financial measures. For additional information about the Company’s use of such non-GAAP financial measures, refer to the body of the news release to which these tables are attached. Organic revenue (non-GAAP) for the three months ended June 30, 2024 is calculated as revenue as reported adjusted for the impact for changes in exchange rates (previously defined in this news release) and acquisitions. Organic revenue (non-GAAP) for the three months ended June 30, 2023 is calculated as revenue as reported less revenues attributable to divestitures and discontinuances during the twelve months prior to the day of divestiture or discontinuance, as there are no revenues from those businesses and assets included in the comparable current period.

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Bausch Health Companies Inc.										Table 3b
Organic Growth (non-GAAP) - by Segment
For the Six Months Ended June 30, 2024 and 2023
(unaudited)
	Calculation of Organic Revenue for the Six Months Ended
	June 30, 2024				June 30, 2023			Change in GAAP Revenues		Change in Organic Revenue
	Revenue as Reported	Changes in Exchange Rates (a)	Acquisitions	Organic Revenue (Non-GAAP) (b)	Revenue as Reported	Divestitures and Discontinuations	Organic Revenue (Non-GAAP) (b)
(in millions)								Amount	Pct.	Amount	Pct.
Bausch Health (excl. B+L)
Salix	$1,057	$—	$—	$1,057	$1,053	$(14)	$1,039	$4	—%	$18	2%

International	541	(19)	—	522	506	(4)	502	35	7%	20	4%

Solta Medical	190	5	—	195	161	—	161	29	18%	34	21%

Diversified
Neuro	231	—	—	231	217	—	217	14	6%	14	6%
Dermatology	124	—	—	124	104	(5)	99	20	19%	25	25%
Generics	49	—	—	49	54	(5)	49	(5)	(9)%	—	—%
Dentistry	49	—	—	49	50	—	50	(1)	(2)%	(1)	(2)%
Total Diversified	453	—	—	453	425	(10)	415	28	7%	38	9%

Bausch Health (excl. B+L) revenues	2,241	(14)	—	2,227	2,145	(28)	2,117	96	4%	110	5%

Bausch + Lomb
Vision Care	1,332	38	(24)	1,346	1,233	(1)	1,232	99	8%	114	9%
Surgical	406	5	—	411	378	—	378	28	7%	33	9%
Pharmaceuticals	577	4	(168)	413	355	(3)	352	222	63%	61	17%
Total Bausch + Lomb revenues	2,315	47	(192)	2,170	1,966	(4)	1,962	349	18%	208	11%

Total Bausch Health Companies Inc. revenues	$4,556	$33	$(192)	$4,397	$4,111	$(32)	$4,079	$445	11%	$318	8%

(a) The impact for changes in foreign currency exchange rates is determined as the difference in the current period reported revenues at their current period currency exchange rates and the current period reported revenues revalued using the monthly average currency exchange rates during the comparable prior period.
(b) To supplement the financial measures prepared in accordance with GAAP, the Company uses certain non-GAAP financial measures. For additional information about the Company’s use of such non-GAAP financial measures, refer to the body of the news release to which these tables are attached. Organic revenue (non-GAAP) for the six months ended June 30, 2024 is calculated as revenue as reported adjusted for the impact for changes in exchange rates (previously defined in this news release) and acquisitions. Organic revenue (non-GAAP) for the six months ended June 30, 2023 is calculated as revenue as reported less revenues attributable to divestitures and discontinuances during the twelve months prior to the day of divestiture or discontinuance, as there are no revenues from those businesses and assets included in the comparable current period.

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Bausch Health Companies Inc.				Table 4
Other Financial Information
(unaudited)
(in millions)			June 30, 2024	December 31, 2023
Cash, Cash Equivalents and Restricted Cash
Cash and cash equivalents			$595	$947
Restricted cash			28	15
Cash, cash equivalents and restricted cash			$623	$962

Debt Obligations
Senior Secured Credit Facilities:
Revolving Credit Facilities			$350	$275
AR Credit Facility			300	350
Term Loan Facilities			5,196	5,273
Senior Secured Notes			9,305	9,305
Senior Unsecured Notes			5,235	5,791
Other			12	12
Total long-term debt and other, net of premiums, discounts and issuance costs			20,398	21,006
Plus: Unamortized premiums, discounts and issuance costs			1,262	1,382
Total long-term debt and other			$21,660	$22,388

Maturities of Debt Obligations (at principal amount)
Remainder of 2024			$78	$155
2025			2,370	2,790
2026			757	892
2027			6,823	6,748
2028			7,168	7,219
2029			1,609	1,609
2030 - 2031			1,593	1,593
Total debt obligations			$20,398	$21,006

Three Months Ended			Six Months Ended
June 30,			June 30,
	2024	2023	2024	2023
Cash provided by operating activities	$380	$206	$591	$360

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